INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ambac Assurance Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-65481) of Norwest Asset Securities Corporation (the "Registrant"), and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated July 23, 1999 of our report dated January 27, 1999 on the consolidated financial statements of Ambac Assurance Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 10-K of Ambac Financial Group, Inc. dated March 30, 1999 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.


                                  /s/ KPMG LLP


New York, New York
July 23, 1999